                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the incorporation by reference in this Registration Statement of American Radio Systems Corporation on Form S-4 of our report dated February 25, 1997, related to the consolidated financial statements and financial statement schedule of American Radio Systems Corporation and subsidiaries as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, appearing in the Annual Report on Form 10-K of American Radio Systems Corporation for the year ended December 31, 1996.

  We consent to the incorporation by reference in this Registration Statement of American Radio Systems Corporation on Form S-4 of our report dated March 13, 1996, related to the statement of net assets of The Ten Eighty Corporation to be sold to American Radio Systems, Inc. and the related statements of income and cash flows derived from those assets for the year ended December 31, 1995, appearing in the Current Report on Form 8-K/A of American Radio Systems Corporation filed on October 2, 1996.

  We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP
Boston, Massachusetts
April 25, 1997